Exhibit 99.1
News Release

Novelis Reports Fourth Quarter and Full Fiscal Year 2018 Results
Increased Automotive Shipments, Operational Efficiencies Drive Record Financial Performance
Strategic Investments in Automotive Capacity Secure Global Leadership Position

Fourth Quarter Fiscal Year 2018 Highlights

•	Net income attributable to common shareholder of $106 million; net income excluding special items increased 38% YoY

•	Adjusted EBITDA up 9% to $319 million

•	Net Sales increased 17% to $3.1 billion

•	Reduced net debt leverage ratio to 3.0x

Fiscal Year 2018 Highlights

•	Net income attributable to common shareholder of $635 million; net income excluding special items increased 80% YoY

•	Adjusted EBITDA up 12% to $1.2 billion

•	Net Sales increased 20% to $11.5 billion

•	Automotive shipments increased 11% YoY; represent 20% of total FRP shipments

•	Free cash flow $406 million, up 12% YoY

ATLANTA, May 8, 2018 – Novelis, the world leader in aluminum rolling and recycling, today reported record results for the fourth quarter and fiscal year 2018 with significant year-over-year increases in Adjusted EBITDA, net sales, net income, free cash flow and shipments. This performance was driven by Novelis' focused strategy to improve operational efficiencies, increase shipments of premium products, and make key investments to grow automotive capacity. Fiscal 2018 net income attributable to its common shareholder was $106 million for the fourth quarter and $635 million for the full year.
Excluding tax-effected special items in both years, Novelis grew its fourth quarter fiscal 2018 net income 38 percent to $101 million, and increased full year net income by 80 percent to $420 million. This increase reflects a significant improvement in adjusted EBITDA, as well as lower interest expense, a result of the company's long-term debt refinancing actions during fiscal 2017.
“Our strategy to focus on safety, customer service and operational excellence has delivered a record-setting year for Novelis both in our financial performance and overall execution,” said Steve Fisher, President and CEO, Novelis, Inc. “We’ve increased our leadership position in the key growth category of automotive aluminum sheet by making the right strategic investments in capacity globally to be the clear partner-of-choice for innovative solutions. In addition, we will continue to evaluate opportunities in the market that further maximize our capabilities that deliver value to our customers and stakeholders.”
Key achievements in fiscal 2018 include:

•	completed a joint venture to establish Ulsan Aluminum by selling approximately 50 percent of its ownership of the Ulsan, South Korea plant, to Kobe Steel for $314 million;

•	announced plans to expand production in the US with an automotive finishing investment in Guthrie, Kentucky, adding approximately 200 kilotonnes of nameplate capacity;

•	agreed to acquire operating facilities and manufacturing assets in Sierre, Switzerland, that have historically been leased;

•	achieved record automotive sheet shipment levels to support new product launches including the Land Rover Velar, Jaguar I-PACE, Ford Expedition, Lincoln Navigator and Jeep Wrangler;

•	continued electric vehicle platform collaboration with NIO and London Electric Vehicle Company to launch the new NIO ES8 and London Electric Taxi;

•
launched Novelis Advanz™ 6HF -e/s200 alloy in North America, a heat-treatable alloy that provides automakers greater design flexibility due to its superior formability, strength performance and weight savings;

•	increased recycled content from 55 percent to 57 percent for the full year.

By strengthening its automotive portfolio and making strategic investments to increase capacity, Novelis broadened its leadership position within the industry and is committed to developing next-generation high-strength, highly-formable 6xxx and 7xxx series alloys for future vehicle design. As projections for aluminum adoption increase, Novelis will continue to partner with OEMs to develop more aluminum based vehicle architecture from hang-on parts to complete structural aluminum-intensive bodies. As a result, the company will pursue significant growth opportunities from incremental aluminum adoption in niche premium cars as well as higher mass production mix-material vehicles.

Fourth Quarter Fiscal 2018 Results
Net sales increased 17 percent over the prior year to $3.1 billion for the fourth quarter of fiscal 2018, driven by higher average aluminum prices, higher total shipments, and a favorable impact from record automotive shipments. Shipments of flat rolled products increased two percent to a record 805 kilotonnes.
Adjusted EBITDA for the fourth quarter of fiscal 2018 increased nine percent to $319 million as compared to $292 million in the prior year. This increase reflects higher shipments as well as the company's strategy to deliver a more profitable product mix with higher automotive shipments, and increased operational efficiencies including a more favorable metal input mix.

Full Year Fiscal 2018 Results
Net sales grew 20 percent to $11.5 billion in fiscal 2018. The increase was driven by higher average aluminum prices, record shipments and increased shipments of higher conversion premium products. Total shipments of flat rolled products grew four percent to 3,188 kilotonnes. For fiscal 2018, the percentage of the company's shipment portfolio stemming from automotive sheet grew to 20 percent, up from 18 percent in the prior year.
Adjusted EBITDA grew 12 percent to $1,215 million in fiscal 2018 compared to $1,085 million in fiscal 2017. The increase was driven by higher shipments and strong operational efficiencies, as well as favorable product mix, metal costs and currency impacts, partially offset by lower can prices.
Full year free cash flow increased 12 percent to $406 million in fiscal 2018 driven by stronger adjusted EBITDA and lower interest, despite significant working capital pressure from higher aluminum prices. Capital expenditures increased slightly to $226 million as compared to $224 million in the prior year.
“With robust free cash flow generation and a significant improvement in net debt leverage to 3.0x, we are excited to begin a bold yet balanced growth phase for Novelis," said Devinder Ahuja, Senior Vice President and Chief Financial Officer. “Strong operating cash flow will be utilized to fund a disciplined increase in strategic investments in fiscal 2019, particularly in our automotive business to meet growing customer demand.”
As of March 31, 2018, the company reported a strong liquidity position of $1.9 billion.

Fourth Quarter of Fiscal Year 2018 Earnings Conference Call
Novelis will discuss its fourth quarter of fiscal year 2018 results via a live webcast and conference call for investors at 8:00 a.m. EDT on Tuesday, May 8, 2018. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1reus8g1xoeb3&eom. To join by telephone, dial toll-free in North America at 800 908 1236, India toll-free at 18002660839 or the international toll line at +1 212 231 2909. Presentation materials and access information may also be found at novelis.com/investors.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 10 countries, has approximately 11,000 employees and reported $11.5 billion in revenue for its 2018 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about the company's ability to generate strong operating cash flow. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our upcoming Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	(unaudited) Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
Net sales	$3,066	$2,621	$11,462	$9,591
Cost of goods sold (exclusive of depreciation and amortization)	2,603	2,182	9,719	8,016
Selling, general and administrative expenses	131	118	489	421
Depreciation and amortization	87	93	354	360
Interest expense and amortization of debt issuance costs	63	63	255	294
Loss on extinguishment of debt	—	22	—	134
Research and development expenses	16	17	64	58
Gain on assets held for sale	—	—	—	(2)
(Gain) loss on sale of a business, net	—	—	(318)	27
Restructuring and impairment, net	1	6	34	10
Equity in net loss of non-consolidated affiliates	—	—	1	8
Other expense, net	2	32	9	68
	2,903	2,533	10,607	9,394
Income before income taxes	163	88	855	197
Income tax provision	54	41	233	151
Net income	109	47	622	46
Net income (loss) attributable to noncontrolling interests	3	—	(13)	1
Net income attributable to our common shareholder	$106	$47	$635	$45

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares)

	March 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$920	$594
Accounts receivable, net
— third parties (net of uncollectible accounts of $7 as of March 31, 2018 and $6 as of March 31, 2017)	1,353	1,067
— related parties	242	60
Inventories	1,560	1,333
Prepaid expenses and other current assets	125	137
Fair value of derivative instruments	159	113
Assets held for sale	5	3
Total current assets	4,364	3,307
Property, plant and equipment, net	3,110	3,357
Goodwill	607	607
Intangible assets, net	410	457
Investment in and advances to non–consolidated affiliate	849	451
Deferred income tax assets	63	85
Other long–term assets
— third parties	97	94
— related parties	3	15
Total assets	$9,503	$8,373
LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities
Current portion of long–term debt	$121	$121
Short–term borrowings	49	294
Accounts payable
— third parties	2,051	1,722
— related parties	205	51
Fair value of derivative instruments	106	151
Accrued expenses and other current liabilities	591	578
Deferred income tax liabilities	—	—
Liabilities held for sale	—	—
Total current liabilities	3,123	2,917
Long–term debt, net of current portion	4,336	4,437
Deferred income tax liabilities	164	99
Accrued postretirement benefits	825	799
Other long–term liabilities	232	198
Total liabilities	8,680	8,450
Commitments and contingencies
Shareholder’s equity (deficit)
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2018 and 2017	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(283)	(918)
Accumulated other comprehensive loss	(261)	(545)
Total equity (deficit) of our common shareholder	860	(59)
Noncontrolling interests	(37)	(18)
Total equity (deficit)	823	(77)
Total liabilities and equity (deficit)	$9,503	$8,373

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2018	2017
OPERATING ACTIVITIES
Net income	$622	$46
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	354	360
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	15	(15)
Gain on assets held for sale	—	(2)
(Gain) loss on sale of business	(318)	27
Loss on sale of assets	7	6
Impairment charges	15	2
Loss on extinguishment of debt	—	134
Deferred income taxes	53	6
Amortization of fair value adjustments, net	—	7
Equity in net loss of non-consolidated affiliates	1	8
(Gain) loss on foreign exchange remeasurement of debt	(2)	2
Amortization of debt issuance costs and carrying value adjustments	19	22
Other, net	1	3
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(402)	(154)
Inventories	(151)	(193)
Accounts payable	336	253
Other current assets	21	(17)
Other current liabilities	(5)	34
Other noncurrent assets	(5)	(30)
Other noncurrent liabilities	25	76
Net cash provided by operating activities	586	575
INVESTING ACTIVITIES
Capital expenditures	(226)	(224)
Proceeds from sales of assets, third party, net of transaction fees and hedging	2	4
Proceeds (outflows) from the sale of a business	314	(2)
Proceeds from investment in and advances to non-consolidated affiliates, net	16	2
(Outflows) proceeds from settlement of other undesignated derivative instruments, net	(23)	8
Net cash provided by (used in) investing activities	83	(212)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	—	4,572
Principal payments of long-term and short-term borrowings	(174)	(4,477)
Revolving credit facilities and other, net	(211)	(229)
Debt issuance costs	(5)	(191)
Net cash used in financing activities	(390)	(325)
Net increase in cash and cash equivalents	279	38
Effect of exchange rate changes on cash	47	—
Cash and cash equivalents — beginning of period	594	556
Cash and cash equivalents — end of period	$920	$594

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure, for the three and twelve months ended March 31, 2018 and 2017.

(in millions)	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
Net income attributable to our common shareholder	$106	$47	$635	$45
Noncontrolling interests	3	—	(13)	1
Income tax provision	54	41	233	151
Interest, net	60	59	246	283
Depreciation and amortization	87	93	354	360
EBITDA	310	240	1,455	840

Unrealized gains on change in fair value of derivative instruments, net	(7)	13	(20)	(5)
Realized gains on derivative instruments not included in segment income	—	(3)	—	(5)
Adjustment to reconcile proportional consolidation	18	8	51	28
Losses gains on sale of fixed assets	3	2	7	6
Gain on assets held for sale	—	—	—	(2)
Loss on extinguishment of debt	—	22	—	134
Restructuring and impairment, net	1	6	34	10
(Gain) loss on sale of a business, net	—	—	(318)	27
Metal price lag (A)	(9)	—	(4)	31
Other, net	3	4	10	21
Adjusted EBITDA	$319	$292	$1,215	$1,085

(A)
Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Adjusted EBITDA in order to enhance the visibility of the underlying operating performance of the company. The impact of metal price lag is now reported as a separate line item in this reconciliation. This change does not impact our condensed consolidated financial statements. Adjusted EBITDA for the prior periods presented has been updated to reflect this change.

Free Cash Flow (unaudited)
The following table shows “Free cash flow” for the year ended March 31, 2018 and 2017.

(in millions)	Year Ended March 31,
	2018	2017
Net cash provided by operating activities	$586	$575
Net cash provided by (used in) investing activities	83	(212)
Less: Proceeds from the sales of assets, net of transaction fees, cash income taxes and hedging	(263)	(2)
Free cash flow (A)	$406	$361

(A)
Effective in the second quarter of fiscal 2018, management clarified the definition of “Free cash flow” (a non-GAAP measure) to reduce "Proceeds on the sale of assets, net of transaction fees and hedging" by cash income taxes to further enable users of the financial statements to understand cash generated internally by the company. This change does not impact the condensed consolidated financial statements or significantly impact prior periods.

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity as of March 31, 2018 and 2017.

(in millions)	Year Ended March 31,
	2018	2017
Cash and cash equivalents	$920	$594
Availability under committed credit facilities	998	701
Total liquidity	$1,918	$1,295

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net Income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
Net income attributable to our common shareholder	$106	$47	$635	$45
Special Items:
Gain on assets held for sale	—	—	—	(2)
(Gain) loss on sale of a business	—	—	(318)	27
Loss on extinguishment of debt	—	22	—	134
Metal price lag	(9)	—	(4)	31
Restructuring and impairment, net	1	6	34	10
Tax effect on special items	3	(2)	73	(12)
Net income attributable to our common shareholder, excluding special items	$101	$73	$420	$233

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$123	$61	$43	$94	$(2)	$319

Shipments
Rolled products - third party	273	233	169	130	—	805
Rolled products - intersegment	—	3	5	6	(14)	—
Total rolled products	273	236	174	136	(14)	805

Selected Operating Results Three Months Ended March 31, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$105	$58	$31	$101	$(3)	$292

Shipments
Rolled products - third party	269	232	170	118	—	789
Rolled products - intersegment	—	3	4	7	(14)	—
Total rolled products	269	235	174	125	(14)	789

Selected Operating Results Year Ended March 31, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$474	$219	$167	$363	$(8)	$1,215

Shipments
Rolled products - third party	1,083	914	696	495	—	3,188
Rolled products - intersegment	6	16	15	28	(65)	—
Total rolled products	1,089	930	711	523	(65)	3,188

Selected Operating Results Year Ended March 31, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$380	$208	$163	$337	$(3)	$1,085

Shipments
Rolled products - third party	1,009	927	682	449	—	3,067
Rolled products - intersegment	1	16	8	25	(50)	—
Total rolled products	1,010	943	690	474	(50)	3,067

(A)
Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Adjusted EBITDA. Adjusted EBITDA for prior periods presented has been updated to reflect this change.